UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois 60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry Into a Material Definitive Agreement.

On December 26, 2006, Aksys, Ltd. (the “Company”) and Durus Life Sciences Master Fund Ltd. (“Durus”) amended the loan agreement dated as of June 23, 2006, to increase the amount of the line of the credit available to the Company from $5.0 million to $5.4 million.  The Company also completed on December 26, 2006 a draw down of the additional $400,000 made available under the line of credit.  The loan is evidenced by a secured promissory note.  The loan bears interest at 7% per annum and is payable in full on December 31, 2007.

There can be no assurance that Durus will provide additional funding to the Company.  The Company has drawn down the full amount available under the line of credit from Durus.  The Company continues to evaluate a full range of possible financing alternatives and other transactions, including the transfer of all of its asset or an arrangement with its creditors.  The Company will not able to continue its operations if it is unable to obtain additional financing.

Item 2.03.                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 28, 2006, Leslie L. Lake and Gretchen C. Piller resigned from the board of directors of Aksys, Ltd. (the “Company”).  Ms. Lake and Piller also previously served on the compensation committee of the board, and Ms. Lake previously served as chairperson of the board of directors.  The Company is not aware of any disagreement between the Company and Ms. Lake or Ms. Piller regarding any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.

Dated: December 29, 2006	By:	/s/ Howard J. Lewin
		Name:	Howard J. Lewin
		Title:	President and Chief Executive Officer